SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ________)


Filed by the Registrant    [X]

Filed by a party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                Commission Only  (as permitted by
[ ]  Definitive Additional Materials           Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                              BOOLE & BABBAGE, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              BOOLE & BABBAGE, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

----------------------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

----------------------------------------------------------------------------

(5)  Total fee paid:

----------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

----------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

----------------------------------------------------------------------------

(3)  Filing party:

----------------------------------------------------------------------------

(4)  Date filed:

----------------------------------------------------------------------------

                              BOOLE & BABBAGE, INC.
                                3131 Zanker Road
                           San Jose, California 95134

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON FEBRUARY 18, 1998

TO THE STOCKHOLDERS OF BOOLE & BABBAGE, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Boole & Babbage, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, February 18, 1998 at 12:00 p.m. local time at the principal executive offices of the Company, 3131 Zanker Road, San Jose, California, for the following purposes:

      1. To elect two directors to hold office until the 2001 Annual Meeting of Stockholders;

      2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending September 30, 1998; and

      3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on December 31, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

      A list of the Company's stockholders will be available for inspection by any stockholder during normal business hours for the ten days prior to the Annual Meeting at the Company's principle executive officers set forth above.

                       By Order of the Board of Directors


                                            /Arthur F. Knapp, Jr./
                                            Arthur F. Knapp, Jr.
                                            Secretary
San Jose, California
January 15, 1998

--------------------------------------------------------------------------------
      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                              BOOLE & BABBAGE, INC.
                                3131 Zanker Road
                           San Jose, California 95134

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

      The enclosed proxy is solicited on behalf of the Board of Directors of Boole & Babbage, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 18, 1998, at 12:00 p.m. local time (the "Annual Meeting") or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the principal executive offices of the Company at 3131 Zanker Road, San Jose, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 15, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

      The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

      Only holders of record of Common Stock at the close of business on December 31, 1997 will be entitled to notice of and to vote at the Annual
Meeting. At the close of business on December 31, 1997 the Company had outstanding and entitled to vote 18,832,096 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 3131 Zanker Road, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

      Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than September 17, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


      The Company's Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors or by the affirmative vote of the holders of a majority of the Company's outstanding capital stock. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

      The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1998. One of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. The other has not previously served. If elected at the Annual Meeting, each of the nominees would serve until the 2001 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

TERRY R. MCGOWAN
      Terry R. McGowan, age 50, has served as a director of the Company since February 1992. Mr. McGowan has been the Chairman of the Board of Action Technologies, Inc., a software company, since June 1997. He was President and Chief Executive Officer from May 1995 until June 1997. Previously, he served as President and Chief Operating Officer of KnowledgeWare, Inc., a computer-aided software company, from August 1985 until September 1991. Mr. McGowan is an advisor to the board of directors of several other software companies.

DAVID B. WRIGHT
      David B. Wright, age 48, has not previously served as a director of the Company. Mr. Wright is President and CEO of Amdahl Corporation, a hardware and software company. He joined Amdahl Corporation in 1987 as a regional Vice President of Sales. After being named Vice President of Commercial U.S. Sales in 1989 and Vice President and General Manager of European Operations in 1992, he was appointed Vice President and General Manager of Worldwide Field Operations in 1993. In January 1996 he became Executive Vice President of the Enterprise Computing Group. From 1976 to 1987, Mr. Wright was employed in various staff and management positions at IBM Corporation.



                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

PAUL E. NEWTON
      Paul E. Newton, age 54, has served as a director of the Company since April 1988 and was appointed President and Chief Executive Officer of the Company in October 1991. He served as President and director of Ingres Corporation, a relational database software company ("Ingres"), from January 1987 to October 1990. Mr. Newton served as Chief Operating Officer of Ingres from January 1987 until September 1988 and as Chief Executive Officer of Ingres from September 1988 through October 1990.

RAYMOND E. CAIRNS
      Raymond E. Cairns, age 65, has served as a director of the Company since November 1992. In 1992, Mr. Cairns retired from E.I. Dupont De Nemours, a chemical company, where he had been employed since 1962, most recently as Senior Vice President - Information Systems and Member of the Corporate Operating Committee.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

FRANKLIN P. JOHNSON, JR.
      Franklin P. Johnson, Jr., age 69, has served as a director of the Company since 1967 and was elected Chairman of the Board in 1971. He is a general partner of Asset Management Partners, a venture capital partnership, and other related venture capital partnerships. He has been a venture capital investor for more than five years. Mr. Johnson is also a director of Amgen Inc., Applied Microcircuits Corporation and IDEC Pharmaceuticals Corp.

JOHANNES S. BRUGGELING
      Johannes S. Bruggeling, age 52, has served as a director of the Company since July 1988. He was appointed Executive Vice President, International Operations of the Company and President, Boole & Babbage Europe, in October 1991. He was a co-founder in 1978 of The European Software Company, now the Company's wholly-owned subsidiary, Boole & Babbage Europe, and was its President from 1982 until April 1989. He also served as President and Chief Executive Officer of the Company from July 1988 through October 1991.

BOARD COMMITTEES AND MEETINGS

      During the fiscal year ended September 30, 1997, the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee.

      The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of four non-employee directors: Messrs. Cairns, Johnson, McGowan and Carl H. Reynolds, who is not standing for reelection as a director. The Audit Committee met one time during the fiscal year ended September 30, 1997.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. McGowan, Johnson and Reynolds. The Compensation Committee met one time during the fiscal year ended September 30, 1997.

      During the fiscal year ended September 30, 1997, all directors except Mr. Bruggeling attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Mr. Bruggeling attended five of seven meetings.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


      The Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ending September 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since its inception in 1967. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the Company's By-laws or otherwise. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             ADDITIONAL INFORMATION

      Officers are appointed  annually by the Board and serve at the  discretion of the Board. Set forth below is information regarding executive officers of the
Company who are not directors of the Company:
       Name                        Age                                  Position
--------------------               ---          ------------------------------------------------------------
James E. C. Black                  49           Senior Vice President, Engineering

Richard A. Harrit                  46           Senior Vice President, North American Operations

Arthur F. Knapp, Jr.               49           Senior Vice President, Chief Financial Officer and Secretary

Saverio Merlo                      46           Senior Vice President, Marketing

        Mr. Black joined the Company in April 1994 as Senior Vice President of Engineering. From 1991 to March 1994, he was a principal at Diablo Management Group, an organization specializing in assisting companies with dynamic market changes. Previously, Mr. Black held technology positions at Ingres Corporation, UCCEL Corporation, a software company, Texas Instruments, an electronics company, and CAP Gemini, a computer consulting company.

        Mr. Harrit joined the Company in July 1997 as Senior Vice President, North American Operations. Prior to joining the Company, Mr. Harrit was President of AmeriData Computer Rentals, a Division of AmeriData/GE. From June 1990 until October 1994, Mr. Harrit served as President of Genstar Rental Electronics, Inc. Both of these companies were in the business of renting and leasing high technology equipment to industry and government.

        Mr. Knapp joined the Company in November 1991 as Chief Financial Officer and Senior Vice President. From March 1989 to October 1991, he was employed by Legent Corp., a worldwide developer and distributor of productivity enhancement system software, serving as Vice President and Chief Financial Officer. From 1984 through March 1989, he was employed by Duquesne Systems, Inc. (a predecessor company to Legent Corp.), where he served as Vice President, Controller and Chief Financial Officer. Mr. Knapp is a Certified Public Accountant and a Certified Management Accountant.

        Mr. Merlo has been employed by the Company for the past 14 years in various operational, technical and marketing capacities. After a four-year tenure as director of the MVS product center, Mr. Merlo served as Vice President of Marketing for Boole & Babbage Europe from 1989 until 1991. During fiscal 1991, Mr. Merlo was appointed Senior Vice President of Marketing.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The  following  table  sets  forth  certain  information  regarding  the ownership  of the  Company's  Common  Stock as of November 30, 1997 by: (i) each director and nominee for director;  (ii) each of the executive officers named in the Summary  Compensation  Table;  (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.
                                                                      Beneficial Ownership(1)
                                                                      -----------------------
                                                               Number of               Percent of
                  Beneficial Owner                              Shares                   Total
         --------------------------------                      ---------               ----------
         Private Capital Management, Inc.
         and related entities(2)                               1,544,635                    8.2%
           3003 Tamiami Trail North
           Naples, FL 33940

         Wellington Management Company LLP(3)                  1,506,543                    8.0%
           75 State Street
           Boston, MA 02109

         Franklin P. Johnson, Jr.(4) (5)                       1,350,813                    7.2%
           c/o Asset Management Partners
           2275 East Bayshore, Suite 150
           Palo Alto, CA 94303

         John M. Bryan(6)                                      1,006,247                    5.3%
           600 Montgomery Street, 35th Floor
           San Francisco, CA 94111

         FMR Corp.(7)                                            989,387                    5.3%
           82 Devonshire Street
           Boston, MA 02109

         Winston Partners, L.P. and related entities(8)          960,891                    5.1%
           888 Seventh Avenue
           New York, NY 10106

         Paul E. Newton(5)                                       879,880                    4.5%

         Johannes S. Bruggeling(5)                               533,412                    2.8%

         Arthur F. Knapp, Jr.(5)                                 227,990                    1.2%

         James E. C. Black(5)                                    167,029                    *

         Saverio Merlo(5)                                        141,145                    *

         Carl H. Reynolds(5)(9)                                   50,491                    *

         Raymond E. Cairns(5)                                     50,287                    *

         Terry R. McGowan(5)                                       3,062                    *

                                       6


         All executive officers and directors
           as a group (9 persons)(10)                          3,404,109                    16.7%

------------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Where information regarding stockholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in such Schedules, as noted. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,820,822 shares outstanding on November 30, 1997, adjusted as required by rules promulgated by the Commission.

(2) Private Capital Management, Inc. ("PCM"), in its capacity as investment advisor, and Bruce Sherman, PCM's President, may each be deemed beneficial owners of 1,544,635 of these shares, which are held by PCM on behalf of its clients. PCM and Bruce Sherman have shared dispositive power over these 1,544,635 shares. Michael Seaman, who has sole power to vote or direct the vote of, and sole power to dispose of 8,000 shares, is an employee of PCM or affiliates thereof and (i) does not exercise sole or shared dispositive or voting power with respect to the shares held by PCM or SPS, (ii) disclaims beneficial ownership of shares held by Mr. Sherman, PCM and SPS, and (iii) disclaims, along with Mr. Sherman, the existence of a group. The reported stated number of shares beneficially owned is as of October 10, 1997.

(3) Wellington Management Company LLP ("Wellington"), is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended, and in its capacity as investment advisor, may be deemed to have beneficial ownership of these shares, which are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. Wellington has shared voting power over 395,443 of these shares, and shared dispositive power over all 1,506,543 of these shares. The reported number of shares beneficially owned is as of September 30, 1997.

(4) Includes 118,383 shares held by Mr. Johnson's wife. Mr. Johnson may be deemed to beneficially own these shares but disclaims beneficial ownership of such shares. Also includes 246,375 shares held by Asset Management Partners, a limited partnership, of which Mr. Johnson is a general partner. Mr. Johnson disclaims beneficial ownership of two-thirds of such shares.

(5) Includes shares which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: James E. C. Black, 166,999 shares; Johannes S. Bruggeling, 133,124 shares; Raymond E. Cairns, 46,912 shares; Arthur F. Knapp, Jr., 212,874 shares; Terry R. McGowan, 3,062 shares; Saverio Merlo, 133,749 shares; Paul E. Newton, 812,250 shares; Carl H. Reynolds, 13,162 shares and all executive officers and directors as a group, 1,522,132 shares. In the fiscal year ended September 30, 1997, Mr. Johnson as Chairman was granted an option to purchase 67,500 shares of Common Stock at an exercise price of 26.88 per share, which was equal to the fair market value of the Company's Common Stock on the date of the grant. No portion of that option is exercisable within 60 days after the date of this table.

(6) Includes 445,312 shares held by the J.M. Bryan Family Trust of which Mr. Bryan is a trustee. Also includes 376,377 shares held by JMB/FEB Partners, Ltd.; 61,749 shares held by AAB Partners, Ltd.; 61,749 shares held by ALB Partners, Ltd.; 39,811 shares held by SEB Partners, Ltd.; and 21,249 shares held by KBH Partners, Ltd., for each of which Mr. Bryan is a general partner. Mr. Bryan may be deemed to beneficially own all such shares but disclaims beneficial ownership of the 629,870 shares held in aggregate by the J.M. Bryan Family Trust, AAB Partners, Ltd., ALB Partners, Ltd., SEB Partners, Ltd. and KBH Partners, Ltd. except to the extent of his partnership interest therein. The reported number of shares beneficially owned is as of November 30, 1997.

                                       7



(7) FMR Corp. ("FMR"), in its capacity as a parent holding company, may be deemed to be the beneficial owner of these shares, 609,112 of which are beneficially owned by a wholly-owned subsidiary, Fidelity Management & Research Company, a registered investment advisor which acts as an investment advisor to various investment companies ("Funds"), which hold those shares, and 380,275 of which are beneficially owned by a wholly-owned subsidiary, Fidelity Management Trust Company, a bank which serves as investment manager of certain institutional accounts ("Accounts") which hold these shares. FMR, Edward C. Johnson 3d, Chairman of FMR, and the Funds each has sole power to dispose of 989,387 shares. Neither FMR nor Mr. Johnson have sole power to vote or direct the voting of the shares owned by the Funds which power resides with the Funds' Boards of Trustees who carry out the voting under written guidelines established by the Funds' Board of Trustees. FMR and Mr. Johnson, through its control of Fidelity Management Trust Company has sole voting and disposition power over 380,275 shares owned by the Accounts. Members of Mr. Johnson's family and trusts for their benefit own shares of common stock of FMR representing approximately 49% of the voting stock of FMR. Mr. Johnson owns 12% and Abigail P. Johnson, a director of FMR, owns 24.5% of the aggregate outstanding voting stock of FMR. All such shares are subject to a voting agreement. The reported number of shares owned is as of February 10, 1997.

(8) The shares are held by Winston Partners, L.P. Chatterjee Fund Management L.P., is the sole general partner of Winston Partners, L.P. and Purnendu Chatterjee is the sole general partner of Chatterjee Fund Management, L.P.

(9) All shares are held by the Carl H. and Carol Jean Reynolds Revocable Trust U/A/D 8/1/79 over which Mr. Reynolds has shared voting and investment power.

(10)    Includes shares described in notes (4), (5) and (9) above.

                                       8

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Offices, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        Each non-employee director of the Company receives a quarterly retainer fee of $2,000 (plus $5,250 for serving as Chairman of the Board) and a per meeting fee of $400 (except for the Chairman). In the fiscal year ended September 30, 1997, the total compensation paid to non-employee directors was
$58,600. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

        Under the terms of the 1993 Non-Employee Directors' Stock Option Plan, each non-employee director of the Company (except the Chairman) automatically receives an option to purchase 5,000 shares of the Company's Common Stock, as an incentive to encourage maximum efforts for the success of the Company and continued service on the Board. (Prior to an October 30, 1997 amendment to this plan, non-employee directors received options to purchase 6,750 shares annually.) Non-employee directors joining the Board for the first time receive an option to purchase 20,000 shares. In the fiscal year ended September 30, 1997, Messrs. Reynolds, McGowan and Cairns were each granted options to purchase 6,750 shares of Common Stock pursuant to the Company's 1993 Non-Employee Directors' Stock Option Plan at an exercise price of $25.50 per share, which was equal to the fair market value of the Company's Common Stock on the date of the grant.

        In the fiscal year ended September 30, 1997, Mr. Johnson as Chairman was granted an option to purchase 67,500 shares of Common Stock at an exercise price of 26.88 per share, which was equal to the fair market value on the date of the grant.

                       COMPENSATION OF EXECUTIVE OFFICERS
                             SUMMARY OF COMPENSATION

        The following table shows for the fiscal years ended September 30, 1995, 1996 and 1997, compensation awarded or paid to, or earned by the Company's Chief
Executive  Officer and its five other  executive  officers at September 30, 1997
(the "Named Executive Officers"):
                           SUMMARY COMPENSATION TABLE

                            Annual Compensation                           Long Term Compensation
----------------------------------------------------------------------  ---------------------------
                                                                          Securities     All Other
             Name and                                                     Underlying     Compen-
             Principal                             Salary      Bonus      Options(1)     sation(2)
             Position                     Year      ($)        ($)           (#)            ($)
----------------------------------     ---------   -------   -------    ---------------  ---------

Mr. Paul E. Newton                        1997     330,768   358,222           --             1125
President and Chief Executive Officer     1996     315,000   266,805      120,000              683
                                          1995     300,000   268,335      360,000              613

Mr. Johannes S. Bruggeling                1997(3)  298,259   246,004           --               --
Executive Vice President,                 1996     318,613   216,558       75,000               --
International Operations and              1995     313,260   196,471       67,500               --
President, Boole & Babbage
Europe

Mr. James E. C. Black                     1997     192,120   127,880           --             1125
Senior Vice President                     1996     182,970    90,721       60,000              427
Engineering                               1995     174,252    89,362       56,250               --

Mr. Richard A. Harrit                     1997      32,769    36,100       90,000               --
Senior Vice President, North              1996          --        --           --               --
American Operations                       1995          --        --           --               --

Mr. Arthur F. Knapp, Jr.                  1997     188,244   122,812           --             1125
Senior Vice President and Chief           1996     179,214    87,085       75,000              683
Financial Officer                         1995     170,680    85,787       67,500              613

Mr. Saverio Merlo                         1997     183,015   120,356           --             1125
Senior Vice President,                    1996     174,300    85,378       60,000              683
Marketing                                 1995     166,001    84,105       56,250              613

--------------------------

(1) The Company has no stock appreciation rights (SARs).
(2) Includes the Company's matching payments under its 401(k) plan. As permitted by rules promulgated by the Commission, no amounts are shown with respect to certain "perquisites," where such amounts do not exceed the lesser of 10% of salary and bonus or $50,000.
(3) Mr. Bruggeling's compensation was paid in non-U.S. currency and has been translated to U.S. dollars at the average currency exchange rate for each indicated year.

                                       10

                        STOCK OPTION GRANTS AND EXERCISES

        The Company grants options to its executive officers under its 1986 Incentive Stock Option Plan (the "1986 ISO Plan"), its 1986 Supplemental Stock Option Plan (the "1986 Supplemental Plan") and the 1995 Stock Option Plan (the "1995 Option Plan", collectively the "Option Plans"). As of November 30, 1997, options to purchase a total of 4,050,443 shares had been granted and were outstanding under the Option Plans and options to purchase 535,899 shares remained available for grant thereunder.

        The following  tables show for the fiscal year ended September 30, 1997, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers.
                        Option Grants in Last Fiscal Year
                                                                                      Potential
                                                                                   Realizable Value at
                                                                                    Assumed Annual
                                                                                  Rates of Stock Price
                                                                                     Appreciation
                                    Individual Grants                              for Option Term(3)
          -----------------------------------------------------------------       --------------------
                                            % of
                                           Total
                           Securities      Options
                           Underlying     Granted to  Exercise
                           Options        Employees   or Base      Expira-
                           Granted        in Fiscal   Price        tion
          Name              (#)(1)        Year(2)     ($/Share)    Date          5% ($)         10% ($)
          ----             --------       ---------   ---------    --------      ------         -------
         Mr. Newton          --              --          --             --           --           --
         Mr. Bruggeling      --              --          --             --           --           --
         Mr. Black           --              --          --             --           --           --
         Mr. Harrit        90,000           15.2       23.75       07/17/07     1,344,262     3,406,625
         Mr. Knapp           --              --          --             --           --           --
         Mr. Merlo           --              --          --             --           --           --

(1) Options vest in cumulative increments over a period of four years. Option grants to executive officers prior to September 10, 1993 generally include a provision whereby upon the sale, acquisition or merger of the Company in a transaction or series of transactions, the vesting of such options shall accelerate such that an additional two months of vesting shall accrue for each month that such executive officer shall have been employed by the Company between October 1, 1991 (or the date of commencement of such executive officer's employment with the Company, if later) and the closing date of any such transaction or series of transactions. Option grants to executive officers on or after September 10, 1993 include a provision whereby upon the termination or resignation of an executive officer within one year following the sale, acquisition or merger of the Company, such officer's options shall immediately vest in full.

(2) Based on options to purchase 592,500 shares granted to all employees in fiscal year 1997.

(3) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term which will benefit all stockholders.

                                       11

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                       AND FISCAL YEAR-END OPTION VALUES
                                                                                                    Value of
                                                                            Number of               Unexercised
                                                                            Unexercised             In-the-Money
                                                                            Options at              Options at
                                                                            FY-End (#)              FY-End($)(2)
                             Shares Acquired            Value               Exercisable/            Exercisable/
Name                         on Exercise (#)            Realized(1)($)      Unexercisable           Unexercisable
----                         ---------------            --------------      -------------           -------------
Mr. Newton                          60,000                1,224,843         791,250/202,500   18,137,903/3,144,375
Mr. Bruggeling                          --                       --          115,781/94,219    2,100,111/1,437,387
Mr. Black                           11,500                  167,302          151,858/87,892    3,005,952/1,434,459
Mr. Harrit                              --                       --                0/90,000              0/450,000
Mr. Knapp                           65,000                1,292,064          210,859/79,454    4,554,647/1,135,389
Mr. Merlo                           10,500                  204,811          129,796/65,954      2,692,216/959,308

------------------------------------------

(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Fair market value of the Company's Common Stock at September 30, 1997 ($28.75) minus the exercise price of the options.

                                       12

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

        The Compensation Committee of the Board of Directors has provided the following report with respect to the compensation of executive officers for fiscal 1997:

        Compensation for the Company's executive officers is determined by the Compensation Committee of the Company's Board of Directors (the "Committee"), none of whom is an employee of the Company. The Committee establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company at or about the beginning of each fiscal year.

        The Company and its Board believe that the compensation of all employees, including executive officers, must be sufficient to attract and retain highly qualified personnel and must align compensation with the Company's short-term and long-term business strategies and performance goals. However, the current compensation philosophy is to minimize the amount of salary increase in favor of (i) more performance based compensation such as bonuses and (ii) more incentives linked to stockholder value such as stock options. There are three basic elements to executive officer compensation:

        SALARY. To insure that its compensation practices remain competitive, the Company regularly compares its executive compensation to the middle of the range of compensation paid to executives in comparable positions in other software companies in the industry and also in technology companies of similar size located in Silicon Valley. Salary increases are granted generally on an annual basis and are based on both individual performance and the standard percentage of salary increase granted to other employees. Upon recommendation of the Committee, the Board approved the Company's fiscal 1997 salary guidelines applicable to all employees, including executives, pursuant to which salary increases would be targeted at no more than five percent (5%) of current salaries.

        BONUSES. The Committee awards bonuses to the Company's executive officers and other key employees pursuant to an employee incentive plan established and approved in the early part of the Company's fiscal year by the Committee. The bonus amounts and persons who will receive bonuses can vary from year to year. The bonus pool is calculated based on a formula tied to the Company's targeted earnings per share. In 1997, the plan included minimal payouts based on attainment of 85% of target EPS with no bonus being paid if results were below the 85% threshold level. As actual results approach targeted levels, the bonus payout increases at an accelerated level. In fiscal year 1997, target amounts for individual executive officers represented between 45% and 75% of base salary.

        STOCK OPTIONS. The Company believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders. The Committee typically grants stock options each year to executive officers and other key employees. These grants are based on a variety of factors, including total options outstanding and total unvested options outstanding for each officer and key employee, the financial performance of the Company and assessment of personal performance. Whereas the bonus plan recognizes specific annual operational achievements, the Company considers the cumulative stock option grants as a measure of the individual's long-term potential impact on the Company's results. The Committee feels that stock options are the best method of providing incentives for executive officers to maximize the long-term success of the Company.

        CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Committee determined that a 5.0% increase in the Chief Executive Officer's base salary represented an increase in accordance with the Company's policy of increasing salaries by no more than five percent (5%). The Committee also determined that a cash bonus of $358,222 (out of a total executive officer bonus pool of $1,011,374) for fiscal 1997 was appropriate in light of the Company's strong financial performance.


---------------------------------
1 THE MATERIAL IN THIS REPORT IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE COMMISSION AND IS NOT TO BE INCORPORATED IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY FILING.

        COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1995 Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."



                                                      COMPENSATION COMMITTEE
                                                      Franklin P. Johnson, Jr.
                                                      Terry R. McGowan
                                                      Carl H. Reynolds

PERFORMANCE MEASUREMENT COMPARISON (1)



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
                AMONG BOOLE & BABBAGE, THE H&Q TECHNOLOGY INDEX,
                     AND THE NASDAQ STOCK MARKET - US INDEX











            * $100 invested on 9/30/92 in stock or index,
               including reinvestment of dividends.




                   9/92       9/93      9/94       9/95       9/96       9/97
                ----------------------------------------------------------------
Boole & Babbage    $100       $130      $166       $244       $304       $524
                ----------------------------------------------------------------
H&Q Technology     $100       $132      $151       $264       $290       $432
                ----------------------------------------------------------------
NASDAQ - US        $100       $131      $132       $182       $216       $297
                ----------------------------------------------------------------



            (1) The material in this performance measurement comparison is not "soliciting material," is not deemed filed with the Commission and is not to be incorporated in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

                              CERTAIN TRANSACTIONS

        The Company entered into a loan agreement on October 15, 1997 with James E.C. Black, Senior Vice President, Engineering, under which Mr. Black received a loan of $85,000, to be repaid with interest at a rate of 8.5% per annum.
The loan and interest were paid in full on December 2, 1997.

        The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.


                                  OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                              By Order of the Board of Directors


                                              /Arthur F. Knapp, Jr./
                                              Arthur F. Knapp, Jr.
                                              Secretary


January 15, 1998

AMENDMENT A

                              BOOLE & BABBAGE, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 18, 1998

         The undersigned hereby appoints Paul E. Newton and Arthur F. Knapp, Jr., and each of them, as attorneys and proxies of the undersigned with full power of substitution, to vote all of the shares of stock of Boole & Babbage, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the principal executive offices of the Company, 3131 Zanker Road, San Jose, California on Wednesday, February 18, 1998 at 12:00 p.m., and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.



[X]    Please mark
       votes as in
       this example

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR NAMED BELOW.

1. To elect two directors of the Company to serve for the ensuing three years until the Company's 2001 Annual Meeting of Stockholders and until their successors are elected.

Nominees:         Terry R. McGowan; David B. Wright

              FOR       WITH-HELD
              [ ]          [ ]        Mark Here  [ ]
                                    For Address
                                     Change and
                                   Note at Left


[ ]
   --------------------------------------------------
              For all nominees except as noted above


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL2.
                                    For        Against         Abstain
2.   To ratify the  selection of    [ ]          [ ]             [ ]
     Ernst  &  Young  LLP as the
     Company's       independent
     auditors   for  the  fiscal
     year ending  September  30,
     1998.


Please vote, date and promptly return this proxy in the enclosed envelope which is postage prepaid if mailed in the United States.


Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their title. If the signer is a partnership, please sign in partnership name by authorized person.

Signature_______________________________________Date_________


Signature_______________________________________Date_________